Exhibit 6




                          CERTIFICATE OF AMENDMENT
                                   TO THE
                   RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                           NORTEK HOLDINGS, INC.

         Nortek Holdings, Inc., a Delaware corporation (hereinafter called the "Corporation"), hereby certifies as follows:

         FIRST: This Certificate of Amendment further amends the Restated Certificate of Incorporation of the Corporation to create two new classes of common stock and to reclassify all outstanding shares of all classes of common stock into one of such newly created classes of common stock under the terms herein set forth.

         SECOND: The amendment to the Restated Certificate of Incorporation contained herein was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware ("GCL").

         THIRD: Article FIFTH of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

                  FIFTH: (A) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 52,000,000, of which the Corporation shall have authority to issue
         (i) [_____] shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), (ii) [_____] shares of Class B Common Stock, par value $1.00 per share (the "Class B Common Stock"), and (iii) [_____] shares of Preference Stock, par value $1.00 per share (the "Preference Stock"). The Class A Common Stock and the Class B Common Stock are hereinafter referred to collectively as the "Common Stock."

                  (B) Common Stock. Except as otherwise provided in this Article FIFTH, the Class A Common Stock and the Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

                           (1) Voting Rights. Subject to applicable law and
                  the rights of any outstanding series of Preference Stock to vote as a separate class or series, the shares of Class A Common Stock and Class B Common Stock shall vote together as a single class and each share of Common
                  Stock shall entitle the holder thereof to one (1) vote upon all matters upon which stockholders shall have the right to vote.

                           (2) Dividends and Distributions. Subject to the
                  preferential and other dividend rights of any outstanding series of Preference Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation when and as such dividends and other distributions may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. No dividend or other distribution may be declared or paid on any share of Class A Common Stock unless a like dividend or other distribution is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or other distribution be declared or paid on any share of Class B Common Stock unless a like dividend or other distribution is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that all dividends and distributions on the Class A Common Stock and Class B Common Stock payable in shares of Common Stock of the Corporation shall be made in shares of Class A Common Stock and Class B Common Stock, respectively; provided, further, that the Redemption (as defined below) shall not constitute any such dividend or distribution and the shares of Class B Common Stock may be redeemed without any dividend or distribution being made to the holders of the Class A Common Stock.

                           (3) Class B Common Stock Redemption. (a)
                  Immediately following the Purchase Transactions and the Distribution (each as defined in the Agreement and Plan of Recapitalization, dated June 20, 2002, as may be amended from time to time by and among Nortek, Inc., the Corporation, and K Holdings, Inc. (the "Recapitalization Agreement")), the Corporation shall irrevocably call for redemption and redeem (the "Redemption") in whole the outstanding shares of Class B Common Stock at a redemption price (the "Redemption Price") of $46.00 per share. The date and time of such Redemption is hereinafter referred to as the "Redemption Time." Promptly following the call for Redemption, the Corporation shall issue a press release to such effect and notify the Exchange Agent (as defined in the Recapitalization Agreement) thereof.

                           (b) The Corporation shall promptly cause to be
                  mailed a notice of such redemption by first class mail, postage prepaid, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Class B Common Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the Redemption Time, (ii) the number of shares of Class B Common Stock to be redeemed; (iii) the Redemption Price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price, and such notice shall be accompanied by a letter of transmittal for use by the holder of Class B Common Stock in surrendering such shares. Upon the mailing of any such notice of redemption, the Corporation shall become obligated to redeem at the Redemption Time specified thereon all shares of Class B Common Stock.

                           (c) On or after the Redemption Time, each holder
                  of shares of Class B Common Stock shall surrender the certificate evidencing such shares (together with a duly completed letter of transmittal) to the Exchange Agent or another bank or trust company designated by the Corporation, having a capital and surplus of at least $1,000,000,000, and shall thereupon be entitled to receive payment of the Redemption Price. If, at the Redemption Time, funds in cash in an amount sufficient to pay the aggregate Redemption Price for all outstanding shares of Class B Common Stock shall be available therefor and shall have been irrevocably set aside and deposited with the Exchange Agent or another bank or trust company, having a capital and surplus of at least $1,000,000,000, for purposes of payment of such Redemption Price with irrevocable instructions and authority to such bank or trust company to pay to each holder of Class B Common Stock the Redemption Price upon surrender of each certificate for Class B Common Stock, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, as of the Redemption Time the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders of the Corporation, and all rights whatsoever with respect to such redeemed shares (except the right of the holders to receive the Redemption Price, without interest, upon surrender of their certificates therefor) shall terminate, except if the Corporation shall default in payment of the Redemption Price to any holder of Class B Common Stock, in which case the rights of such holder to receive the Redemption Price shall continue unless and until such shares are redeemed and such Redemption Price is paid in accordance with the terms hereof. If at the Redemption Time, the Corporation does not have sufficient capital and surplus legally available to redeem all the outstanding shares of Class B Common Stock, the Corporation shall take all measures permitted under the GCL to increase the amount of its capital and surplus legally available, and the Corporation shall redeem as many shares of Class B Common Stock as it may legally redeem, ratably from the holders thereof in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds available therefor, redeem as many shares of Class B Common Stock as it legally may until it has redeemed all of the outstanding shares of Class B Common Stock.

                           (d) No share of Class B Common Stock acquired by
                  the Corporation by reason of purchase, redemption, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue and after any of the foregoing events occur that result in no shares of Class B Common Stock remaining outstanding, the Corporation shall not thereafter issue any additional shares of Class B Common Stock.

                  (C) Preference Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preference Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

         FOURTH: Effective upon the time this Certificate of Amendment becomes effective, (i) each presently outstanding share of Common Stock, and each presently outstanding share of Special Common Stock shall, without any action on the part of the respective holders thereof, be reclassified as, and changed into (the "Reclassification"), one share of Class B Common Stock. Upon consummation of the Reclassification, the holders of shares of Class B Common Stock of the Corporation shall have all of the rights accorded to them by law, this Restated Certificate of Incorporation, as amended, and the Recapitalization Agreement.

         IN WITNESS WHEREOF, Nortek Holdings, Inc. has caused this Certificate to be duly executed in its corporate name this [____] day of [_____], 2002.

                                                     Nortek Holdings, Inc.

                                                     By:___________________
                                                     Name:
                                                     Title: